Exhibit 97.1

DISC MEDICINE, INC.

COMPENSATION RECOVERY POLICY

Adopted September 19, 2023

As amended on September 17, 2024

Disc Medicine, Inc., a Delaware corporation (the “Company”), has adopted a Compensation Recovery Policy (this “Policy”) as described below.

1. Overview

The Policy sets forth the circumstances and procedures under which the Company shall recover Erroneously Awarded Compensation from Covered Persons (as defined below) in accordance with rules issued by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Stock Market. Capitalized terms used and not otherwise defined herein shall have the meanings given in Section 3 below.

2. Compensation Recovery Requirement

In the event the Company is required to prepare a Financial Restatement, the Company shall recover reasonably promptly all Erroneously Awarded Compensation with respect to such Financial Restatement.

3. Definitions

a.
“Applicable Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date for a Financial Restatement. In addition, in the event the Company has changed its fiscal year: (i) any transition period of less than nine months occurring within or immediately following such three completed fiscal years shall also be part of such Applicable Recovery Period and (ii) any transition period of nine to 12 months will be deemed to be a completed fiscal year.
b.
“Applicable Rules” means any rules or regulations adopted by the Exchange pursuant to Rule 10D-1 under the Exchange Act and any applicable rules or regulations adopted by the SEC pursuant to Section 10D of the Exchange Act.
c.
“Board” means the Board of Directors of the Company.
d.
“Committee” means the Compensation Committee of the Board or, in the absence of such committee, a majority of independent directors serving on the Board.
e.
“Covered Person” means any Executive Officer and any other person designated by the Board or the Committee as being subject to this Policy. A person’s status as a Covered Person with respect to Erroneously Awarded Compensation shall be determined as of the time of receipt of such Erroneously Awarded Compensation regardless of the person’s current role or status with the Company (e.g., if a person began service as an Executive Officer after the beginning of an Applicable Recovery Period, that person would not be considered a Covered Person with respect to Erroneously Awarded Compensation received before the person began service as an Executive Officer, but would be considered a Covered Person with respect to Erroneously Awarded Compensation received after the person began service as an Executive Officer where such person served as an Executive Officer at any time during the performance period for such Erroneously Awarded Compensation).
f.
“Effective Date” means October 2, 2023.
g.
“Erroneously Awarded Compensation” means the amount of any Incentive-Based Compensation received by a Covered Person on or after the Effective Date and during the Applicable Recovery Period that exceeds the amount that otherwise would have been received by the Covered Person had such compensation been determined based on the restated amounts in a Financial Restatement, computed without regard to any taxes paid. Calculation of Erroneously Awarded Compensation with respect to Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Financial Restatement, shall be based on a reasonable estimate of the effect of the Financial Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange in accordance with the Applicable Rules. Incentive-Based Compensation is deemed received, earned, or vested when the Financial Reporting Measure is attained, not when the actual payment, grant, or vesting occurs.
h.
“Exchange” means the Nasdaq Stock Market LLC.
i.
An “Executive Officer” means any person who served the Company in any of the following roles at any time during the performance period applicable to Incentive-Based Compensation such person received during service in such role: the president, principal financial officer, principal accounting officer (or if there is no such accounting officer the controller), any vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy making function, or any other person who performs similar policy making functions for the Company. Executive officers of parents or subsidiaries of the Company may be deemed executive officers of the Company if they perform such policy making functions for the Company.
j.
“Financial Reporting Measures” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures (including, for example, a non-GAAP financial measure), and stock price and total shareholder return.

k.
“Incentive-Based Compensation” means any compensation provided, directly or indirectly, by the Company or any of its subsidiaries that is granted, earned, or vested based, in whole or in part, upon the attainment of a Financial Reporting Measure and any other equity-based compensation provided by the Company or any of its subsidiaries, including, without limitation, stock options, restricted stock awards, restricted stock units and stock appreciation rights. For avoidance of doubt, Incentive-Based Compensation is “received” for purposes of this Policy in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
l.
A “Financial Restatement” means a restatement of previously issued financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required restatement to correct an error in previously-issued financial statements that is material to the previously-issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
m.
“Restatement Date” means, with respect to a Financial Restatement, the earlier to occur of: (i) the date the Board or the Audit Committee of the Board concludes, or reasonably should have concluded, that the Company is required to prepare the Financial Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare the Financial Restatement.

4. Exception to Compensation Recovery Requirement

The Company may elect not to recover Erroneously Awarded Compensation pursuant to this Policy if the Committee determines that recovery would be impracticable, and one or more of the following conditions, together with any further requirements set forth in the Applicable Rules, are met: (i) the direct expense paid to a third party, including outside legal counsel, to assist in enforcing this Policy would exceed the amount to be recovered, and the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan to fail to be so qualified under applicable regulations.

5. Recovery from Participating Employees

In addition to (and without limiting) the provisions of paragraph 2 above, in the event the Company is required to prepare a Financial Restatement after the Effective Date, the Company may recover from any current or former employee of the Company who is not a Covered Person (each a “Participating Employee”) and who received Incentive-Based Compensation from the Company during the three completed fiscal years immediately preceding the date on which the Board or the Audit Committee determines that the Company is required to prepare a Financial Restatement, the amount that exceeds what would have been paid to the Participating Employee under the Financial Restatement; provided that, this paragraph 5 will apply only to the extent the

Board (or a duly established committee thereof), in its sole discretion, determines that the Participating Employee committed any act or omission that materially contributed to the circumstances requiring the Financial Restatement and such act or omission involved any of the following: (i) misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of the Participating Employee’s employment by the Company; or (ii) a breach of a fiduciary duty to the Company or its stockholders by the Participating Employee.

6. Recovery Where Intentional Misconduct

In addition to (and without limiting) the provisions of paragraph 2 and 5 above, in the event the Company is required to prepare a Financial Restatement after the Effective Date and the Board (or a duly established committee thereof), in its sole discretion, determines that a Covered Person’s or a Participating Employee’s act or omission contributed to the circumstances requiring the Financial Restatement and such act or omission involved any of the following: (i) willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the Covered Person’s or the Participating Employee’s employment by the Company or (ii) fraud in the course of the Covered Person’s or the Participating Employee’s employment by the Company, the Company may recover from such Covered Person or Participating Employee up to 100% (as determined by the Board or a duly established committee thereof in its sole discretion) of the Incentive-Based Compensation received by such Covered Person or Participating Employee from the Company during the three fiscal years preceding the date on which the Company determined that it is required to prepare a Financial Restatement.

7. Tax Considerations

To the extent that, pursuant to this Policy, the Company is entitled to recover any Erroneously Awarded Compensation that is received by a Covered Person, the gross amount received (i.e., the amount the Covered Person received, or was entitled to receive, before any deductions for tax withholding or other payments) shall be returned by the Covered Person.

8. Method of Compensation Recovery

The Committee shall determine, in its sole discretion, the method for recovering Erroneously Awarded Compensation hereunder, which may include, without limitation, any one or more of the following:

a.
requiring reimbursement of cash Incentive-Based Compensation previously paid;
b.
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
c.
cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
d.
adjusting or withholding from unpaid compensation or other set-off;

e.
cancelling or offsetting against planned future grants of equity-based awards; and/or
f.
any other method permitted by applicable law or contract.

The Committee need not utilize the same method of recovery from all Covered Persons or with respect to all types of Erroneously Awarded Compensation.

A Covered Person will be deemed to have satisfied such person’s obligation to return Erroneously Awarded Compensation to the Company if such Erroneously Awarded Compensation is returned in the exact same form in which it was received; provided that equity withheld to satisfy tax obligations will be deemed to have been received in cash in an amount equal to the tax withholding payment made.

In the event the Company is required to recover Erroneously Awarded Compensation from a Covered Person who is no longer an employee, the Company is entitled to seek such recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement such individual may have signed.

9. Policy Interpretation

This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law. The Committee shall take into consideration any applicable interpretations and guidance of the SEC in interpreting this Policy, including, for example, in determining whether a financial restatement qualifies as a Financial Restatement hereunder. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules.

10. Policy Administration

This Policy shall be administered by the Committee; provided, however, that the Board shall have exclusive authority to authorize the Company to prepare a Financial Restatement. In doing so, the Board may rely on a recommendation of the Audit Committee of the Board. The Committee shall have such powers and authorities related to the administration of this Policy as are consistent with the governing documents of the Company and applicable law. The Committee shall have full power and authority to take, or direct the taking of, all actions and to make all determinations required or provided for under this Policy and shall have full power and authority to take, or direct the taking of, all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Policy that the Committee deems to be necessary or appropriate to the administration of this Policy. The interpretation and construction by the Committee of any provision of this Policy and all determinations made by the Committee under this policy shall be final, binding and conclusive.

11. Compensation Recovery Repayments not Subject to Indemnification

Notwithstanding anything to the contrary set forth in any agreement with, or the organizational documents of, the Company or any of its subsidiaries, Covered Persons are not entitled to indemnification for Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered under this Policy.

12. No Impairment of Other Remedies

Nothing contained in this Policy, and no recoupment or recovery as contemplated herein, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Person arising out of or resulting from any actions or omissions by the Covered Person. This Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including, without limitation, termination of employment and/or institution of civil proceedings. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer and to any other compensation recoupment policy and/or similar provisions in any employment, equity plan, equity award, or other individual agreement, to which the Company is a party or which the Company has adopted or may adopt and maintain from time to time; provided, however, that compensation recouped pursuant to this Policy shall not be duplicative of compensation recouped pursuant to SOX 304 or any such compensation recoupment policy and/or similar provisions in any such employment, equity plan, equity award, or other individual agreement except as may be required by law.

13. Recovery Requirement Shall not Constitute “Good Reason” Under Employment or Other Compensation Agreements

Any action by the Company to recoup or any recoupment of Erroneously Awarded Compensation under this Policy from a Covered Person shall not be deemed (i) “good reason” for such Covered Person’s resignation or to serve as a basis for a claim of constructive termination under any employment or severance agreement with the Company or under the terms of any benefits or compensation arrangement applicable to such Covered Person, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Person is party.

14. Amendment; Termination

The Committee may amend this Policy in its discretion, including as it deems necessary to comply with the regulations adopted by the SEC under Rule 10D-1 and the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if that amendment or termination would cause the Company to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

15. Successors

This Policy shall be binding and enforceable against all Covered Executives and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

* * *

ACKNOWLEDGMENT

(to be signed by all Covered Persons)

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Disc Medicine, Inc. Compensation Recovery Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”) and that I have been provided a copy of the Policy. In the event of any inconsistency between the Policy and the terms of any employment or similar agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. If the Committee determines that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

Name: